THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Note Series:	2019MA

Date of Note:	March 29, 2019

Principal Amount of Note:	$

For value received ENERGY FOCUS, INC., a Delaware corporation (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above with simple interest on the outstanding principal amount at the rate of (i) from the date hereof until June 30, 2019, 5% per annum, and (ii) thereafter until the Maturity Date, 10% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and principal shall be due and payable upon request of the Majority Holders on or after December 31, 2021 (the “Maturity Date”).
1.BASIC TERMS.
(a)    Series of Notes. This convertible promissory note (the “Note”) is issued as part of a series of notes designated by the Note Series above (collectively, the “Notes”) and issued in a single closing to certain persons and entities (collectively, the “Holders”). The Company shall maintain a ledger of all Holders.
(b)    Payments. All payments of interest and principal shall be in lawful money of the United States of America, shall be made pro rata among all Holders and shall be made at such place as the Holder indicates. All payments shall be applied first to accrued interest, and thereafter to principal.
(c)    Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holders of a majority of the outstanding principal amount of the Notes (the “Majority Holders”).
(d)    Most Favored Nations. If, while this Note is outstanding, the Company issues other indebtedness of the Company convertible into equity securities of the Company, or amends any existing indebtedness convertible into equity securities of the Company, and such newly issued or amended indebtedness would have material terms that are more favorable, from the perspective of the Holder (the “Other Debt”), than the terms of this Note, then the Company will provide the Holder with written notice thereof, together with a copy of all documentation relating to the Other Debt and, upon request of the Holder, any additional information related to the Other Debt as may be reasonably requested by the Holder. The Company will provide such notice to the Holder promptly (and in any event within thirty (30) days) following the issuance of the Other Debt. In the event the Holder determines that the terms of the Other Debt are preferable to the terms of this Note, the Holder will notify the Company in writing within five (5) days following the Holder’s receipt of such notice from the Company. Promptly after receipt of such written notice from the Holder, but in any event within thirty (30) days, the Company will amend and restate this Note to be substantially identical to the promissory note evidencing the Other Debt, excluding the principal and unpaid accrued interest.
2.    CONVERSION AND REPAYMENT.
(a)    Automatic Conversion. Subject to Section 2(c) below, the outstanding principal amount of this Note and any unpaid accrued interest (in total, the “Aggregate Outstanding Amount”) shall automatically convert in whole without any further action by the Holder into shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”), based upon the Conversion Rate (as defined below), on the eleventh (11th) Trading Day (the “Automatic Conversion Date”) following earlier of (i) the release by the Company of its results for the quarter and year ended December 31, 2018 and (ii) the date that is two Trading Days following the date hereof.
(b)    Conversion Rate. Subject to Section 2(c) below, on the Automatic Conversion Date, the Aggregate Outstanding Amount of this Note will convert into the number of shares of Preferred Stock determined by dividing (x) the Aggregate Outstanding Amount of this Note by (y) the arithmetic average of the VWAP of the Company’s common stock (the “Common Stock”) measured over the ten (10) Trading Day period ending on the Trading Day prior to the Automatic Conversion Date (the “Conversion Rate”); provided, however, that the Conversation Rate shall in no event be less than $0.20.
(c)    Conversion Limitation. Notwithstanding anything contained herein to the contrary, if the automatic conversion set forth in Section 2(a) above, as applied to all of the Holders, would result in the issuance of shares of Preferred Stock (i) then convertible into such number of shares of Common Stock that would result in a violation of Rule 5635(d)(1)(B) of the Rules of the Nasdaq Stock Market (the “Nasdaq Cap”), then no portion of the Aggregate Outstanding Amount shall convert into shares of Preferred Stock at the Conversion Rate until the first business day following the date on which the Company’s stockholders approve the transactions contemplated herein (including, as applicable, the issuance of Common Stock in excess of the Nasdaq Cap) (the “Nasdaq Cap Subsequent Automatic Conversion Date”) or (ii) that would exceed the number of authorized and available shares of Preferred Stock pursuant to the Company’s Certificate of Incorporation, as amended (the “Charter”), then only that portion of the Aggregate Outstanding Amount of each of the Notes, allocated among all of the Holders on a ratable basis based upon the Aggregate Outstanding Amount of each Note relative to the total Aggregate Outstanding Amount of all of the Notes, shall convert on the Automatic Conversion Date as would comply with the Charter. In the case the Notes are partially converted in accordance with clause (ii) of the immediately preceding sentence, the Notes shall be surrendered to the Company in accordance with Section 2(d) below and the portion of the Aggregate Outstanding Amount of each Note that was not converted into shares of Preferred Stock as a result of the limitations set forth in this Section 2(c)(ii) shall be reissued to each of the Holders in the form of a new Note (the “Replacement Notes”); provided, however, that the Aggregate Outstanding Amount of each of the Replacement Notes shall automatically convert into shares of Preferred Stock, at the Conversion Rate, on the first business day following the date on which the Company’s stockholders approve an amendment to the Charter to increase the number of authorized and available shares of Preferred Stock to permit such conversion (the “Charter Amendment Subsequent Automatic Conversion Date”, and together with the Nasdaq Cap Subsequent Automatic Conversion Date, the “Subsequent Automatic Conversion Date”).
(d)    Procedure for Conversion. In connection with any conversion of this Note into Preferred Stock, the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company.  Such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered and such notice shall have been received by the Company. The Company shall not be required to issue or deliver the Preferred Stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.  No fractional shares of Preferred Stock shall be issued to the Holder upon the conversion of the Note. The Company shall round up the result of the Conversion Rate to the nearest whole share. As soon as practicable (but in no event more than 10 calendar days following the Automatic Conversion Date or the Subsequent Automatic Conversion Date, as applicable), the Company shall deliver to the Holder, certificates representing the number of shares of Preferred Stock issuable upon such conversion registered in such name or names and such denomination or denominations as the Holder shall have specified.
(e)    Certain Definitions. For purposes hereof,
(i)    “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is quoted on the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed on a Trading Market or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink OTC Market Inc. or any similar organization or agency succeeding to its functions of reporting prices; provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.
(ii)    “Trading Market” means whichever of the New York Stock Exchange or the NASDAQ Stock Market, Inc. on which the Common Stock is listed or traded on the date in question.
(iii)    “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (A) if the Common Stock is then listed or quoted on a Trading Market that is a national securities exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (B) if the Common Stock is then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (C) if prices for the Common Stock are reported in the OTC Pink marketplace (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (D) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Majority Holders and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
3.    EVENTS OF DEFAULT.
(a)    If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Majority Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this

Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:
(i)    The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;
(ii)    The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;
(iii)    An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company);
(iv)    default in the obligation of the Company for borrowed money, other than this Note, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any indebtedness of the Company under any note, indenture, contract, or agreement;
or
(v)    any levy, seizure, attachment, lien, or encumbrance of or on the Company’s property, other than those existing as of the date hereof, which is not discharged by the Company within twenty (20) days.
(b)    In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.
(c)    The obligations of the Company to pay the principal balance and interest due to the Holder shall be absolute and unconditional and the Company shall make such payment without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, setoff, recoupment, or counterclaim which the Company may have or assert against the Holder or any other person.
4.    MISCELLANEOUS PROVISIONS.
(a)    Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.
(b)    Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.
(c)    Transfers of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company to a party that provides to the Company a joinder agreement to the Note Purchase Agreement dated March 29, 2019 entered into by the initial Holder hereof (the “Purchase

Agreement”), causing the transferee to agree and become entitled to the terms, rights and conditions set forth therein, including without limitation, making the representations set forth in Section 3.2 thereof. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.
(d)    Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder. In addition, any term of this Note may be amended or waived with the written consent of the Company and the Majority Holders. Upon the effectuation of such waiver or amendment with the consent of the Majority Holders in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against the holders of, all of the Notes and the Company shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment or waiver.
(e)    Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.
(f)    Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.
(g)    Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(h)    Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
(i)    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by ten (10) days’ advance written notice to the other party hereto.
(j)    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five (5) calendar days of the date of this Note.
(k)    Entire Agreement. This Note and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.
(l)    Exculpation among Holders. The Holder acknowledges that the Holder is not relying on any person, firm or corporation, other than the Company and its officers and Board members, in making its investment or decision to invest in the Company.
(m)    Senior Indebtedness. The obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s obligations under that certain Loan and Security Agreement, dated as of December 11, 2018, between Austin Financial Services, Inc. and the Company (the “Senior Indebtedness”). Notwithstanding the foregoing, the Holder shall be entitled to receive (a) equity securities of the Company from the conversion of all or any part of the obligations evidenced by this Note, (b) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section 4(m) and (c) other payments consented to in writing by holders of Senior Indebtedness.
(n)    Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.
[Signature pages follow]

The parties have executed this SUBORDINATD CONVERTIBLE PROMISSORY NOTE as of the date first noted above.

COMPANY:

Energy Focus, Inc.

By:	/s/ Theodore L. Tewksbury III

Name:	Theodore L. Tewksbury III
Title:	Chairman of the Board, Chief Executive Officer and President

E-mail:	ttewksbury@energyfocus.com
With copy to:	jspreen@bakerlaw.com

Address:	32000 Aurora Road – Suite B
Solon, Ohio 44139

SIGNATURE PAGE TO
ENERGY FOCUS, INC.
SUBORDINATED CONVERTIBLE PROMISSORY NOTE

The parties have executed this SUBORDINATED CONVERTIBLE PROMISSORY NOTE as of the date first noted above.

HOLDER (if an entity):

Name of Holder:

By:

Name:
Title:

E-mail:

Address:

HOLDER (if an individual):

Name of Holder:

Signature:

E-mail:

Address:

SIGNATURE PAGE TO
ENERGY FOCUS, INC.
SUBORDINATED CONVERTIBLE PROMISSORY NOTE